Exhibit 3.1

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

Energy XXI Gulf Coast, Inc.

ARTICLE I

NAME

The name of the corporation is Energy XXI Gulf Coast, Inc. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE

The address of the Corporation’s registered office in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company. The registered office and registered agent of the Corporation may be amended or modified from time to time in accordance with the Bylaws of the Corporation (as may be amended, modified or supplemented from time to time in accordance with the terms thereof, the “Bylaws”).

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL. The Corporation is to have perpetual existence.

ARTICLE IV

CAPITAL STOCK

The total number of shares of stock which the Corporation shall have authority to issue is one thousand (1,000) shares of common stock, $0.01 par value. Cumulative voting of the stock is expressly prohibited. No stockholder shall have, as a stockholder of the Corporation, any preemptive right to acquire, purchase or subscribe for the purchase of any or all additional issues of stock of the Corporation or any of the classes or series thereof, or for any securities convertible into such stock, whether now or hereinafter acquired.

ARTICLE V

Board of Directors

All corporate powers shall be exercised by or under the authority of, and the business and affairs of the Corporation shall be managed by or under the direction of, the board of directors of the Corporation (the “Board of Directors”). The size of the Board of Directors shall be determined as set forth in the Bylaws.

ARTICLE VI

ELECTION OF Directors

Directors need not be elected by written ballot unless required by the Bylaws of the Corporation.

ARTICLE VII

Bylaws

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation or adopt new bylaws, without any action on the part of the stockholders, except as may be required by applicable law or the Bylaws of the Corporation.

ARTICLE VIII

Amendment

The Corporation reserves the right to amend or repeal any provision contained in this Third Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by statute. All rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE IX

INDEMNIFICATION

A. Right to Indemnity. Except as otherwise provided in the Debtors’ Second Amended Proposed Joint Chapter 11 Plan of Reorganization filed by the Corporation and certain of its debtor affiliates on November 21, 2016 (as amended or supplemented from time to time, the “Plan”), each person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (hereinafter, a “proceeding”), by reason of the fact that such person, or a person of whom such person is the legal representative, is or was or has agreed to become a director or officer of the Corporation, or while a director or officer of the Corporation is or was serving or has agreed to serve at the request of the Corporation in any capacity, including as a director, officer, employee, fiduciary or agent, of another corporation or of a partnership, joint venture, trust or other enterprise, including, without limitation, service with respect to employee benefit plans maintained or sponsored by the Corporation or any of its subsidiaries (an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, fiduciary or agent or in any other capacity while serving as a director, officer, employee, fiduciary or agent, shall be indemnified and held harmless by the Corporation to the fullest extent which it is empowered to do so by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, to the fullest extent permitted by law, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) against all cost, expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred by such Indemnitee in connection with a proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person’s conduct was unlawful. The termination of any claim, action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that such person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful. Such indemnification shall continue as to a person who has ceased to serve in the capacity which initially entitled such person to indemnity hereunder, and such indemnification shall inure to the benefit of such person’s heirs, executors and administrators. Notwithstanding the foregoing, except as provided in Section C with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any Indemnitee seeking indemnification in connection with a proceeding initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors.

B. Advancement of Expenses. To the fullest extent to which it is permitted to do so by the DGCL or other applicable law, the Corporation shall, in advance of the final disposition of the matter, pay the expenses and costs (including attorneys’ fees) actually and reasonably incurred by any Indemnitee in defending or otherwise participating in any proceeding and any appeal therefrom for which such person may be entitled to such indemnification under this Article IX or otherwise; provided, however, if required by the DGCL, such payment of expenses and costs in advance of the final disposition of the proceeding shall be made only upon receipt by the Corporation of an undertaking by or on behalf of such Indemnitee to repay all amounts advanced if it should be ultimately determined by final judicial decision from which there is no further right to appeal that such Indemnitee is not entitled to be indemnified for such expenses under this Article IX or otherwise. Expenses incurred by other employees, fiduciaries and agents who are considered Indemnitees hereunder may be so paid upon such terms and conditions, if any, as the Board of Directors of the Corporation deems appropriate.

C Procedures for Indemnification of Directors and Officers. Any indemnification or advancement of expenses under this Article IX shall be made promptly, and in any event within thirty (30) days, upon the written request of the Indemnitee, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days. If a determination by the Corporation that the Indemnitee is entitled to indemnification pursuant to this Article IX is required, and the Corporation fails to respond within sixty (60) days to a written request for indemnity, the Corporation shall be deemed to have approved the request. If the Corporation denies a written request for indemnification or advancement of expenses, in whole or in part, or if payment in full pursuant to such request is not made within thirty (30) days (or twenty (20) days in the case of a claim for advancement of expenses), the right to indemnification or advancement of expenses as granted by this Article IX shall be enforceable by the Indemnitee in any court of competent jurisdiction. Such Indemnitee’s costs and expenses incurred in connection with successfully establishing the right to indemnification, in whole or in part, in any such action or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the Corporation) that the Indemnitee has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the Indemnitee for the amount claimed, but the burden of such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the Indemnitee is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article IX or otherwise, shall be on the Corporation.

D. Requested Services. Without limiting the meaning of the phrase “serving at the request of the Corporation” as used herein, any person serving as a director, officer or equivalent executive of (i) another corporation of which a majority of the shares entitled to vote in the election of its directors is owned, directly or indirectly, by the Corporation, or (ii) any employee benefit plan maintained or sponsored by the Corporation or any corporation referred to in clause (i), shall be deemed to be doing so at the request of the Corporation for purposes of Section A.

E. Contract Rights. The provisions of this Article IX shall be deemed to be a contract right between the Corporation and each Indemnitee and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, employee, fiduciary or agent, or if the relevant provisions of the DGCL or other applicable law cease to be in effect. Such contract right shall vest for each Indemnitee who is a director, officer, employee, fiduciary or agent at the time such person is elected or appointed to such position, and no repeal or modification of this Article IX or any such law shall affect any such vested rights or obligations then existing with respect to any state of facts or proceeding arising after such election or appointment and prior to such repeal or modification.

F. Insurance. The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee, fiduciary or agent of the Corporation or was serving at the request of the Corporation as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the DGCL or this Article IX.

G. Employees and Agents. Except as otherwise provided in the Plan, Persons who are not covered by the foregoing provisions of this Article IX and who are or were employees, fiduciaries or agents of the Corporation, or who are or were serving at the request of the Corporation as employees, fiduciaries or agents of another corporation, partnership, joint venture, trust or other enterprise, may be indemnified to the extent authorized at any time or from time to time by the Board of Directors of the Corporation to the fullest extent of this Article IX.

H. Merger or Consolidation. For purposes of this Article IX, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including, without limitation, any constituent of a constituent) absorbed in a consolidation or merged in a merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director or officer of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee, fiduciary or agent of another corporation or of a partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article IX with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

I. Non-Exclusivity of Rights. The rights to indemnification and the advancement of expenses and costs conferred under this Article IX shall not be exclusive of any other rights to which those seeking indemnification or advancement of expenses and costs may be entitled under any applicable law, provision of this Third Amended and Restated Certificate of Incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors or officers respecting indemnification and advances, to the fullest extent not prohibited by the DGCL or by any other applicable law.

J. Amendments. No amendment, repeal or modification of, and no adoption of any provision inconsistent with, any provision of this Article IX shall adversely affect any right or protection of a director or officer of the Corporation existing by virtue of this Article IX at the time of such amendment, repeal, modification or adoption.

K. Jointly Indemnifiable Claims. Given that certain jointly indemnifiable claims (as defined below) may arise due to the service of the Indemnitee as a director and/or officer of the Corporation at the request of the indemnitee-related entities (as defined below), the Corporation shall be fully and primarily responsible for the payment to the Indemnitee in respect of indemnification or advancement of expenses in connection with any such jointly indemnifiable claims, pursuant to and in accordance with the terms of this Article IX, irrespective of any right of recovery the Indemnitee may have from the indemnitee-related entities. Under no circumstance shall the Corporation be entitled to any right of subrogation against or contribution by the indemnitee-related entities and no right of advancement, indemnification or recovery the Indemnitee may have from the indemnitee-related entities shall reduce or otherwise alter the rights of the Indemnitee or the obligations of the Corporation under this Article IX. In the event that any of the indemnitee-related entities shall make any payment to the Indemnitee in respect of indemnification or advancement of expenses with respect to any jointly indemnifiable claim, the indemnitee-related entity making such payment shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee against the Corporation, and the Indemnitee shall execute all documents and instruments reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents and instruments as may be necessary to enable the indemnitee-related entities effectively to bring suit to enforce such rights. Each of the indemnitee-related entities shall be third-party beneficiaries with respect to this Section K and entitled to enforce this Section K.

The term “indemnitee-related entities” means any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Corporation or any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise for which the Indemnitee has agreed, on behalf of the Corporation or at the Corporation’s request, to serve as a director, officer, employee or agent and which service is covered by the indemnity described herein) from whom an Indemnitee may be entitled to indemnification or advancement of expenses with respect to which, in whole or in part, the Corporation may also have an indemnification or advancement obligation.

The term “jointly indemnifiable claims” shall be broadly construed and shall include, without limitation, any action, suit or proceeding for which the Indemnitee shall be entitled to indemnification or advancement of expenses from both the indemnitee-related entities and the Corporation pursuant to applicable law, any agreement, certificate of incorporation, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or comparable organizational documents of the Corporation or the indemnitee-related entities, as applicable.

ARTICLE X

LIMITED LIABILITY OF DIRECTORS

To the fullest extent permitted by the DGCL, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director (it being understood that, without limiting the foregoing, if in the future the DGCL is amended or modified (including with respect to Section 102(b)(7)) to permit the further limitation or elimination of the personal liability of a director of the Corporation to a greater extent than contemplated above, then the provisions of this Article X shall be deemed to provide for the elimination of the personal liability of the directors of the Corporation to such greater extent). This Article X shall not eliminate or limit the liability of a director for any act or omission occurring prior to the date when this Article X becomes effective. Any repeal or amendment or modification of this Article X, or the adoption of any provision of this Third Amended and Restated Certificate of Incorporation inconsistent with this Article X, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide a broader limitation on a retroactive basis than permitted prior thereto), and will not adversely affect any limitation on the personal liability of any director of the Corporation at the time of such repeal or amendment or modification or adoption of such inconsistent provision.